Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage, Vice President – Corp. Communications	216/896-2750
cfarage@parker.com

Financial Analysts –
	Pamela Huggins, Vice President – Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol:	PH – NYSE

Parker Board of Directors’ Appoints New Audit Firm

CLEVELAND, April 23, 2007 – Parker Hannifin Corporation (NYSE: PH), the world leader in motion and control technologies, today announced that the Audit Committee of its Board of Directors has appointed Deloitte & Touche as Parker’s independent registered public accounting firm for the company’s fiscal year beginning July 1, 2007. Parker’s current independent registered public accounting firm, PricewaterhouseCoopers LLP, will complete its services related to the audit of Parker’s consolidated financial statements for the current fiscal year which ends June 30, 2007.

Parker’s Board emphasized that the change was not the result of any disagreement between Parker and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. “The Board’s decision to make this change comes only after a rigorous 8-month process to determine the best combination of value, quality, reach, process and customer service for Parker going forward,” said Timothy K. Pistell, Parker Executive Vice President, Finance & Administration & Chief Financial Officer. “PricewaterhouseCoopers has served Parker and its shareholders admirably for many years, and adapted well to the continual, global growth of our company. We sincerely thank the many individuals within the firm that have provided Parker with their guidance and expertise over that time. Their consistent level of professionalism gives us comfort that the upcoming transition period will be a smooth and orderly one.” Parker expects to continue a business relationship with PricewaterhouseCoopers on certain non-audit related finance and accounting activities.

With annual sales exceeding $9 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 57,000 people in 43 countries around the world. Parker has increased its annual dividends paid to shareholders for 50 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at http://www.parker.com, or its investor information site at http://www.phstock.com.

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